UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2024

2seventy bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40791	86-3658454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Binney Street,		02142
Cambridge, MA
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (339) 499-9300
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TSVT	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K amends Item 5.02 of the Current Report on Form 8-K filed on January 30, 2024 (the “Original Form 8-K”) to correct the details of the equity compensation set forth in executive employment agreements. No other changes have been made to the Original Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Executive Officer Transition

On January 29, 2024, the Board appointed William D. Baird, III as the president and chief executive officer of the Company, effective as of the date of the Closing. Mr. Baird will also serve as the Company’s principal executive and as a member of the Board as a class I director. Mr. Baird, 52, has served as the Company’s chief operating officer since September 2023 and prior to that served as the Company’s chief financial officer since 2021. Previously, Mr. Baird served as chief financial officer of bluebird bio, Inc. from February 2019 until November 2021 and served as chief financial officer of Amicus Therapeutics, Inc. from April 2012 until February 2019.

There are no (i) family relationships, as defined in Item 401 of Regulation S-K, between Mr. Baird and any of the Company’s executive officers or directors, or any person nominated to become a director or executive officer, (ii) arrangements or understandings between Mr. Baird and any other person pursuant to which Mr. Baird was appointed as president and chief executive officer, or (iii) transactions in which Mr. Baird has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On January 29, 2024, in connection with Mr. Baird’s appointment as the Company’s president and chief executive officer, the Company entered into an employment agreement with Mr. Baird (the “Baird Employment Agreement”) effective as of the date of the Closing. Under the Baird Employment Agreement, the Company will provide Mr. Baird with: (i) an initial annual base salary of $575,000, (ii) an annual target bonus of up to 55% of his base salary, and (iii) an initial equity grant of (x) an option to purchase 112,500 shares of Common Stock and (y) restricted stock units equal to 56,250 shares of Common Stock, each of which shall be pursuant and subject to the terms of the Company’s 2021 Stock Option and Incentive Plan (the “Stock Plan”) and appropriate stock option agreement and restricted stock unit agreement.

The Baird Employment Agreement provides that if Mr. Baird’s employment is terminated by the Company without cause or for good reason upon a change in control of the Company, subject to the execution of a separation agreement, including a release of claims, Mr. Baird will receive a severance payment equal to 1.5 times his base salary.

The foregoing description of the Baird Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Baird Employment Agreement, a copy of which was filed with the Original Form 8-K and incorporated therein by reference.

Chief Financial Officer

On January 29, 2024, the Board appointed Victoria Eatwell as the chief financial officer of the Company, effective as of the date of the Closing. Ms. Eatwell will also serve as the Company’s principal financial officer and principal accounting officer. Ms. Eatwell, 38, has served as the Company’s SVP of finance since November 2021. Previously, Ms. Eatwell served in various finance roles of increasing responsibility at bluebird bio, Inc. from April 2015 until November 2021.

There are no (i) family relationships, as defined in Item 401 of Regulation S-K, between Ms. Eatwell and any of the Company’s executive officers or directors, or any person nominated to become a director or executive officer, (ii) arrangements or understandings between Ms. Eatwell and any other person pursuant to which Ms. Eatwell was appointed as chief financial officer, or (iii) transactions in which Ms. Eatwell has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On January 29, 2024, in connection with Ms. Eatwell’s appointment as the Company’s chief financial officer, the Company entered into an employment agreement with Ms. Eatwell (the “Eatwell Employment Agreement”) effective as of the date of the Closing. Under the Eatwell Employment Agreement, the Company will provide Ms. Eatwell with: (i) an initial annual base salary of $425,000, (ii) an annual target bonus of up to 40% of her base salary, and (iii) an initial equity grant of (X) an option to purchase 85,000 shares of Common Stock and (y) restricted stock units for 42,500 shares of Common Stock, each of which shall be pursuant and subject to the terms of the Stock Plan and appropriate stock option agreement and restricted stock unit agreement.

The Eatwell Employment Agreement provides that if Ms. Eatwell’s employment is terminated by the Company without cause or for good reason upon a change in control of the Company, subject to the execution of a separation agreement, including a release of claims, Ms. Eatwell will receive a severance payment equal to her base salary.

The foregoing description of the Eatwell Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Eatwell Employment Agreement, a copy of which was filed with the Original Form 8-K and incorporated therein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2024	2seventy bio, Inc.

	By:	/s/ Chip Baird
Chip Baird
Chief Operating Officer
(Principal Financial and Accounting Officer)